Exhibit 10.1

TRANSITION AGREEMENT

AND GENERAL RELEASE

THIS AGREEMENT, made and entered into as of this 11th day of December, 2007, by and between Radian Group Inc. a Delaware corporation (hereinafter “Radian” or the “Company”), and Mark Casale (“Executive”), reads as follows:

I. BACKGROUND

A. The Company currently employs Executive. The Company and Executive have mutually agreed to terminate Executive’s employment with the Company effective December 31, 2007 (the “Termination Date”). The Company and Executive agree that between November 1, 2007 and the Termination Date, Executive shall continue as an employee of the Company as set forth below.

B. In appreciation for Executive’s service to the Company and in exchange for all of Executive’s undertakings in this Agreement, the Company and Executive wish to enter into an agreement to (i) provide releases by Executive and the Company as to claims that might be asserted by the Executive or the Company, as further described herein, and (ii) assuming that Executive complies with, executes, and does not revoke this Agreement and the Second Release, as defined below, provide Executive with the benefits and entitlements as provided herein.

II. SUBSTANTIVE PROVISIONS

In consideration of the mutual promises contained in this Agreement, the Company and Executive, intending to be legally bound, agree as follows:

1. Executive’s employment with the Company shall terminate on the Termination Date. Executive shall continue as an employee of the Company until the Termination Date and shall perform such services as the Company may reasonably request to provide an orderly transition until the Termination Date. On November 1, 2007, Executive shall relinquish the title of President, Radian Guaranty, and shall cease to serve as an executive officer of the Company or an officer or director of any subsidiaries. Executive shall not be required to be at work in his office after November 1, 2007. Executive shall perform his duties from another location and shall be reasonably available by telephone and email.

(a) Through the Termination Date, Executive shall continue to receive his current base salary, at the monthly rate (prior to any deductions) in effect for Executive on the date of this Agreement, in regular payroll installments.

(b) Through the Termination Date, Executive shall continue to be subject to, and eligible for, all of the Company’s regular benefits and perquisites, policies and programs for executives generally; provided that, except as provided in subsection (f) below, Executive shall not be entitled to receive any bonus compensation or other incentive compensation with respect to his employment with the Company before or after the date of this Agreement.

(c) Through the Termination Date, Executive shall continue to vest in all equity grants made to him prior to the date of this Agreement but shall not be eligible for any additional grants after the date of this Agreement.

(d) As soon as practicable after the Termination Date, Executive shall receive conversion rights under those welfare benefit plans of the Company in which he participated and which provide for such rights, and Executive shall be entitled to COBRA health care continuation coverage under section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”). All other employee and executive benefits not so converted shall cease on the Termination Date.

(e) As soon as practicable after the Termination Date, Executive shall be paid for all unused personal and vacation time.

(f) If Executive complies with all the terms of this Agreement (including without limitation continuing in employment through the Termination Date and complying with Sections 4, 5, 6, 7 and 8 below) and Executive executes and does not revoke the Second Release, as described in Section 7 below, Executive shall receive the following after the Termination Date:

(i) Executive shall receive a lump sum 2007 bonus payment of $100,000 within 30 days following the Termination Date.

(ii) During the period beginning on the first business day following the Termination Date and ending on October 31, 2009 (the “Severance Period”), Executive shall receive monthly severance payments of $31,250 per month, which shall commence within 30 days following the Termination Date and shall be paid in regular payroll installments.

(iii) During the Severance Period, until Executive is eligible for health insurance coverage from a subsequent employer (including through self-employment), if Executive elects COBRA health care continuation coverage under the Company’s health plan, Executive shall receive monthly reimbursement of his COBRA health care continuation coverage monthly premium paid under the Company’s health plan; the reimbursement shall commence within 30 days following the Termination Date and shall be paid on the first payroll date of each month.

(iv) The 18,000 shares of restricted stock that Executive currently holds shall become fully vested on the date on which this Agreement is executed; provided, however, that the shares (net of tax withholding, as described below) shall be held by the Company, and may not be transferred by Executive, until October 31, 2009. Executive understands that the shares will be taxable on the date on which this Agreement is executed, and the Company has agreed that shares will be withheld to satisfy the minimum tax withholding requirements. If Executive complies with all the terms of this Agreement, the Company shall deliver the shares (net of the tax withholding) to Executive within 10 days after October 31, 2009. If Executive breaches any provision of this Agreement, the shares will be immediately forfeited and will not be delivered to Executive on October 31, 2009.

(v) Executive is eligible for executive outplacement services, for up to 12 months after the Termination Date, and not to exceed a maximum of $25,000 in cost. These services will be paid for by the Company.

Except to the extent provided in Section 7(a) below, all payments and benefits due in accordance with the terms of this Section 1 shall be made to Executive (or his estate) regardless of whether he dies or becomes disabled following the date of this Agreement and prior to payment being made. In addition to the foregoing, and not conditioned on the execution of this Agreement, Executive shall receive all benefits due under any employee benefit plans or programs under which Executive participated and under which Executive has accrued and become or may become entitled to benefits (other than under any Company separation or severance plan or programs), in accordance with the terms of the applicable plan or program and applicable law. All payments under this Agreement are subject to applicable tax withholding. Executive is solely responsible for all taxes arising in connection with this Agreement.

2. Executive and the Company agree that the change in control agreement between Executive and the Company dated November 9, 2004 (the “CIC Agreement”) will terminate and be of no further force or effect as of November 1, 2007.

3. Executive agrees and acknowledges that the Company, on a timely basis, has paid, or agreed to pay, to Executive all other amounts due and owing based on his prior services and that the Company has no obligation, contractual or otherwise to Executive, except as provided herein, nor does it have any obligation to hire, rehire or re-employ Executive after the Termination Date. Executive acknowledges that the Company is not required to enter into this Agreement and that the provisions of this Agreement will provide Executive with payments and benefits that are in excess of that to which Executive otherwise would have been entitled.

4. (a) Until the Termination Date, Executive shall have no other employment or consulting relationships. Executive hereby agrees that through the Termination Date and during the six-month period following the Termination Date, (i) he will not, without the Company’s express written consent, be employed by, associated with or otherwise engaged (directly or indirectly) with any of the following companies (all of whose primary business involves providing mortgage insurance or financial guaranty to financial institutions): Genworth Financial, PMI or MGIC (or their respective successors), and (ii) he will not, either directly or through others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate any customer or actively sought prospective customer of the Company for the purpose of providing such customer or actively sought prospective customer with services or products competitive with those offered by the Company on the Termination Date. Executive agrees that his covenants set forth in this Section 4 extend throughout the United States.

(b) For purposes of this Section 4, Section 5, Section 6, Section 7 and Section 8, the term “Company” shall be deemed to include Radian and the subsidiaries and affiliates of Radian.

5. (a) For purposes of this Agreement, Executive acknowledges and agrees that the terms “Confidential Information” and “Trade Secrets” shall mean information that the Company owns or possesses, that it uses or is potentially useful in its business, that it treats as proprietary, private or confidential, and that is not generally known to the public, including confidential information as described in the Company’s Code of Conduct in effect on the Termination Date; provided, however, that the terms “Confidential Information” and “Trade Secrets” shall not include information which: (i) was known to Executive prior to his initial employment with the Company; or (ii) is or becomes a part of the public domain through no wrongful act of Executive; or (iii) is rightfully obtained by Executive from a third party and is not governed by a confidentiality agreement or similar restrictions; or (iv) is required to be disclosed pursuant to an order of a court or government agency or authority (provided that in the event any such order is received by Executive, Executive notifies the Company in writing within two business days of Executive’s receipt of such order). Executive further acknowledges that Executive’s relationship with the Company is one of confidence and trust such that Executive has in the past been, and may in the future be, privy to Confidential Information and Trade Secrets of the Company.

(b) Executive covenants and agrees that during Executive’s employment by the Company and at all times thereafter, Executive shall keep all Confidential Information and Trade Secrets strictly confidential, and Executive shall safeguard the Confidential Information and Trade Secrets from exposure to, or appropriation by, unauthorized persons, and Executive shall not, without the prior written consent of the Company, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, such Confidential Information and Trade Secrets, except as may be required by law or in any judicial or administrative proceeding. Executive also covenants and agrees that he will comply with the applicable requirements of the Company’s Code of Conduct.

(c) Executive covenants and agrees that during Executive’s employment by the Company and for a period of six months following the Termination Date, Executive shall not, directly or indirectly, for the benefit of any person, solicit, aid in solicitation of, induce, encourage or in any way cause any employee of the Company to leave the employ of the Company.

(d) Executive covenants and agrees that during Executive’s employment by the Company and at all times thereafter, Executive will not in any way disparage the Company, its principals, shareholders, officers, directors, employees, agents and related entities in any way, including, but not limited to, its name, business reputation or business practices. The Company agrees that it will not disparage Executive in any way.

(e) Executive covenants and agrees that during Executive’s employment by the Company and for a period of six months following the Termination Date, without the prior written consent of the Board of Directors of the Company, Executive shall not (directly or indirectly, through one or more intermediaries or in any other consulting capacity) (i) purchase, offer or agree to purchase, or announce an intention to purchase, directly or indirectly, any voting securities or assets of the Company in excess of 5% of the outstanding common stock of the Company; (ii) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote or “consents” (as such terms are used in the rules and regulations of the

Securities and Exchange Commission) or seek to advise or influence any person with respect to the voting of any voting securities of the Company or any subsidiary thereof; (iii) initiate or support, directly or indirectly, any stockholder proposal with respect to the Company; (iv) directly or indirectly make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities or assets or any subsidiary thereof, or of any successor to or person in control of the Company or any of its businesses, or any assets of the Company or any subsidiary or division thereof or of any such successor or controlling person; (v) seek or propose to influence or control the Company’s management or policies; (vi) seek to negotiate or influence the terms and conditions of employment of employees of the Company or any agreement of collective bargaining with employees of the Company or (vii) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in connection with any of the foregoing. Nothing contained herein shall restrict Executive from making a cash tender offer for all of the outstanding capital stock of the Company after such time as both (i) a third party has commenced, within the meaning of Rule 14d-2 of the Exchange Act, a cash tender offer for the capital stock of the Company at a lower price and (ii) the Company has recommended to its stockholders that they accept such offer.

(f) Immediately after the date of this Agreement, upon the Termination Date, and at any earlier time the Company requests, Executive will deliver to the person designated by the Company all originals and copies of all documents and other property of the Company in the Executive’s possession, under the Executive’s control or to which the Executive may have access.

6. (a) Executive acknowledges and agrees that the restrictions contained in Sections 4 and 5 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should Executive breach the provisions of that Section. Executive represents and acknowledges that (i) Executive has been advised by the Company to consult Executive’s own legal counsel in respect of this Agreement, and (ii) that Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Executive’s counsel.

(b) Executive further acknowledges and agrees that a breach of the restrictions in Sections 4 and 5 cannot be adequately compensated by monetary damages. Executive agrees that, in addition to monetary damages, the Company shall be entitled to (i) preliminary and permanent injunctive relief, without the necessity of proving actual damages, and (ii) an equitable accounting of all earnings, profits and other benefits arising from any violation of Section 4 or 5, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that the provisions of Section 4 or 5 should ever be adjudicated to exceed the limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

(c) If Executive breaches his obligations under Section 4 or 5, he agrees that suit may be brought, and that he consents to personal jurisdiction, in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia, Pennsylvania, Executive consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and Executive waives any objection which he may have to the laying of venue of any such suit, action or proceeding in any such court. Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers. If Executive breaches any provision of this Agreement, all payments under Section 1(f) shall immediately cease.

7. (a) For and in consideration of the benefits to be paid pursuant to this Agreement, and intending to be legally bound, Executive does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter in this Agreement collectively included within the term the “Company”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, or which Executive’s heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of Executive’s employment with the Company to the date of this Agreement and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship and the termination of Executive’s employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Pennsylvania Human Relations Act, 43 PA. C.S.A. §§ 951 et seq., as amended, the Rehabilitation Act of 1973, 29 USC §§ 701 et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 USC §§ 2000e et seq., as amended, the Civil Rights Act of 1991, 2 USC §§ 60 et seq., as applicable, the Age Discrimination in Employment Act of 1967, 29 USC §§ 621 et seq., as amended ( “ADEA”), the Americans with Disabilities Act, 29 USC §§ 706 et seq., and the Employee Retirement Income Security Act of 1974, 29 USC §§ 301 et seq., as amended, any contracts between the Company and Executive and any common law claims now or hereafter recognized and all claims for counsel fees and costs. As further consideration for the obligations of the Company to Executive under Section 1(f) above (which obligations shall be null and void if he does not do so), Executive also agrees to execute an additional release to the Company, as set forth in Appendix A, as of the Termination Date (the “Second Release”), and Executive agrees that the Second Release shall be executed within 21 days after the Termination Date.

(b) Notwithstanding anything in this Agreement, including, without limitation, subparagraph (a) hereof, to the contrary, Executive does not waive any breach by the Company of any provisions hereof and any entitlements under the terms of this Agreement or under the bylaws of the Company or any insurance policies purchased by the Company that provide for indemnification for his actions while an officer or employee of the Company or any of its affiliates. The Company agrees that the Company’s indemnification obligations to Executive under the Company’s bylaws shall continue in effect according to their terms.

(c) For and in consideration of the promises made by Executive pursuant to this Agreement, and intending to be legally bound, the Company does hereby REMISE, RELEASE, AND FOREVER DISCHARGE Executive and his heirs and assigns, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which the Company ever had, now has, or hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of Executive’s employment with the Company to the date of this Agreement and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship and the termination of Executive’s employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws; provided, however, that the foregoing release shall not apply to any conduct of Executive that is in breach of his fiduciary duty to the Company or his obligations under this Agreement or that would constitute a criminal offense. As further consideration for the promises of Executive to the Company hereunder, the Company also agrees to execute the Second Release to the Executive, as set forth in Appendix A, as of the Termination Date, and the Company agrees that the Second Release shall be executed within 21 days after the Termination Date.

(d) Executive and the Company expressly waive all of their respective rights afforded by any statute that expressly limits the effect of a release with respect to unknown claims. Executive and the Company acknowledge the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims which provides that a general release does not extend to claims that the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by it must have materially affected its settlement with the debtor.

8. Executive also agrees that for a period of 12 months following the Termination Date, Executive will provide, and that at all times after the date hereof the Company may similarly provide, a copy of Sections 4 and 5 to any business or enterprise (i) which Executive may directly or indirectly own, manage, operate, finance, join, control or of which he may participate in the ownership, management, operation, financing, or control, or (ii) with which Executive may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which Executive may use or permit to be used Executive’s name.

9. Nothing in this Agreement shall prohibit or restrict Executive from (a) making any disclosure of information required by law, (b) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resource officers, or (c) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

10. The parties agree and acknowledge that the agreements by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Company, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owned by the Company to Executive.

11. Executive hereby certifies that he has read the terms of this Agreement, including the release set forth in Section 7, that he has had the opportunity to discuss it with his attorney, and that he understands its terms and effects. Executive acknowledges, further, that he is executing this Agreement of his own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described above, which he acknowledges is adequate and satisfactory to him. None of the parties named in Section 7, nor their agents, representatives, or attorneys have made any representations to Executive concerning the terms or effects of this Agreement other than those contained herein.

12. Executive hereby acknowledges that he has had the right to consider this Agreement for a period of 21 days prior to execution. Executive also understands that he has the right to revoke this Agreement, and the release set forth in Section 7, for a period of seven days following execution by giving written notice to the Company at 1601 Market Street, 11th Floor, Philadelphia, PA 19103, Attention: Executive Vice President and General Counsel, in which event the provisions of this Agreement shall be null and void (except as provided in Section 13 below), and the parties shall have the rights, duties, obligations and remedies afforded by applicable law.

13. Executive acknowledges and agrees that if he revokes this Agreement and the release set forth in Section 7, (i) Executive’s employment with the Company will terminate as of December 31, 2007, (ii) Executive will not receive any payments under this Agreement, (iii) Executive will receive only any amounts due for services performed through December 31, 2007, and (iii) Executive will be subject to the confidentiality provisions of the Company’s Code of Conduct as in effect on the Termination Date.

14. This Agreement may be assigned to any subsidiary, affiliate or successor of the Company and shall inure to the benefit of and be binding upon the Company and Executive and the successors and assigns of each; provided, however, that any assignment by the Company shall not relieve it of its obligation to ensure the satisfaction of its obligations to Executive as required by Section 1. Executive may not assign any of his personal undertakings hereunder.

15. This Agreement supersedes all prior agreements, including the CIC Agreement previously entered into by Executive and the Company, and sets forth the entire understanding among the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved and executed by Executive and a member of the Board on behalf of the Company.

16. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as provided in Section 1(f)(iii), such amounts shall not be reduced, regardless of whether Executive obtains other employment.

17. This Agreement is intended to comply with the requirements of section 409A of the Code or an exemption from section 409A. Payments under this Agreement shall be paid under the section 409A “separation pay” exception to the maximum extent allowable. For purposes of section 409A of the Code, the right to a series of payments under the Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of a payment.

18. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

RADIAN GROUP INC.

By:	/s/ Robert E. Croner 12/11/07

/s/ Frank H. Edwards	/s/ Mark A. Casale
Witness	Executive

APPENDIX A

SECOND RELEASE TO THE COMPANY

In further consideration of compensation and benefits provided to Mark Casale (“Executive”) pursuant to Section 1(f) of the Agreement between Executive and Radian Group, Inc. (the “Company”) entered into as of November 1, 2007 (the “Agreement”), Executive hereby executes this Second Release to the Company (herein the “Second Release”) and does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively included within the term the “Company”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, or which Executive’s heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of Executive’s employment with the Company to the date of this Second Release and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship and the termination of Executive’s employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Pennsylvania Human Relations Act, 43 PA. C.S.A. §§ 951 et seq., as amended, the Rehabilitation Act of 1973, 29 USC §§ 701 et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 USC §§ 2000e et seq., as amended, the Civil Rights Act of 1991, 2 USC §§ 60 et seq., as applicable, the Age Discrimination in Employment Act of 1967, 29 USC §§ 621 et seq., as amended ( “ADEA”), the Americans with Disabilities Act, 29 USC §§ 706 et seq., and the Employee Retirement Income Security Act of 1974, 29 USC §§ 301 et seq., as amended, any contracts between the Company and Executive and any common law claims now or hereafter recognized and all claims for counsel fees and costs.

Notwithstanding anything in this Agreement to the contrary, Executive does not waive breach by the Company of any provision of the Agreement or any entitlements under the terms of the Agreement or under any other plans or programs of the Company in which Executive participated and under which Executive has accrued and become or may become entitled to benefits (other that under any Company separation or severance plan or programs), in accordance with the terms of the applicable plan or program and applicable law.

For and in consideration of the promises made by Executive pursuant to the Agreement, and intending to be legally bound, the Company does hereby REMISE, RELEASE, AND FOREVER DISCHARGE Executive and his heirs and assigns, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which the Company ever had, now has, or hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of Executive’s employment with the Company to the date of this Second Release and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship and the termination of Executive’s employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws; provided, however, that the foregoing release shall not apply to any conduct of Executive that is in breach of his fiduciary duty to the Company or his obligations under the Agreement or that would constitute a criminal offense.

Executive shall have twenty-one (21) days to execute this Second Release following his Termination Date. The provisions of Sections 6(a), 11, 12 and 13, as set forth in the Agreement, are hereby incorporated herein and references therein to the release shall be deemed to include this Second Release.

The undersigned hereby executed this Second Release as of                                         .

Mark Casale

Witness

RADIAN GROUP, INC.

By:

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